Morgan Stanley

Free Writing Prospectus
Registration Statement Nos. 333-221595; 333-221595-01
Dated September 15, 2020
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Partial Principal at Risk Securities

Partial Principal at Risk Securities provide investors the opportunity to express a moderately bullish view on one or more underlying assets by offering upside participation and partial protection of principal investment when the notes are held to maturity.

Hypothetical Terms

Maturity	5 Years
Participation Rate	100%
Maximum Payment at Maturity	150% of Principal[1]
Minimum Payment at Maturity	95% of Principal[2]
Interest	None

[1]Applicable only if the final value of the underlier is greater than the initial value of the underlier
[2]Investors could lose up to 5% of their initial investment in the securities

Hypothetical Payoff Profile


+
Payment at Maturity
Stated Principal Amount
-
Minimum Payment
Maximum Payment
Partial Principal at Risk Security
Underlier
0%
% Change in Underlier Value
-
+

Hypothetical Returns at Maturity

Underlier Price Return	Payment at Maturity	Securities Return
+60%	Maximum payment at maturity is reached, note underperforms direct investment in the underlier*	+50%
+20%	100% upside participation in underlier performance	+20%
-2%	Note is redeemed with loss of principal proportionate to the percentage decline in the underlier	-2%
-25%	Minimum payment at maturity is reached, note is redeemed for 95% of stated principal amount	-5%

**Excluding dividends. This example is for hypothetical purposes only and does not cover the complete range of possible payouts at maturity.*
All payments are subject to the credit risk of the issuer (and the guarantor, if applicable)
The example above is based on the hypothetical terms above in order to illustrate how Partial Principal at Risk Securities might work. It does not reflect any actual terms or all of the terms that will be specified in the offering documents for an offering, and it does not cover all possible scenarios. See "Selected Risk Considerations" below.

About Partial Principal at Risk Securities At maturity, if the underlier final value is at or above the maximum payment amount, security will redeem for maximum payment amount. If underlier final value is above initial value but below the maximum payment amount, security will redeem for principal plus 1% for every 1% of upside. If the underlier final value is below the initial value, but above the minimum payment, the security will lose 1% for every 1% decline in the underlier. If the underlier final value is below the initial value and beyond the minimum payment amount, the security will redeem for the minimum payment amount. Investor Profile Partial Principal at Risk Securities may be appropriate for investors who are concerned about principal risk but seek a return based on the underlier. Investors are comfortable risking a defined portion of their principal in exchange an opportunity to participate in the potential appreciation of the underlier. If the underlier declines in value, investors will lose 1% for every 1% decline, subject to the minimum payment amount. Investors may lose a portion of their initial investment in the securities. All payments are subject to the credit risk of the issuer (and the guarantor, if applicable). The estimated value of the securities will be set forth in the offering documents. • The amount payable on the Partial Principal at Risk Securities is not linked to the value of the underlier at any time other than the determination date(s). • Investing in the Partial Principal at Risk Securities is not equivalent to investing in the underlier. • Adjustments to the underlier could adversely affect the value of the Partial Principal at Risk Securities. • The Partial Principal at Risk Securities will not be listed on any securities exchange and secondary trading may be limited. • The calculation agent, which may be an affiliate of the issuer, will make determinations with respect to the Partial Principal at Risk Securities. • The estimated value of the securities is determined by reference to pricing and valuation models of the issuer or an affiliate of the issuer, which may differ from those of other dealers and is not a maximum or minimum secondary market price. An investment in Structured Investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice. Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results. Any estimates and projections (including in tabular form) given in this communication are intended to be forward - looking statements. Although Morgan Stanley believes that the expectations in such forward - looking statement are reasonable, it can give no assurance that any forward - looking statements will prove to be correct. Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. These forward - looking statements speak only as of the date of this communication. Morgan Stanley expressly disclaims any obligation or undertaking to update or revise any forward - looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 584 - 6837. © 2020 Morgan Stanley 9/2020 Selected Risk Considerations: The following is a non - exhaustive list of selected risk considerations for investors in Partial Principal at Risk Securities. For further discussion of these and other risks, you should read the section/s entitled “Risk Factors” in the offering documents for the offering. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in Partial Principal at Risk Securities. • Partial Principal at Risk Securities do not pay interest and provide for a minimum payment amount of only a portion of your principal. • The market price of the Partial Principal at Risk Securities will be influenced by many unpredictable factors. • Partial Principal at Risk Securities are subject to the credit risk of the issuer (and the guarantor, if applicable), and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Partial Principal at Risk Securities. Important Information and Qualifications: The information provided herein was prepared by sales, trading, or other non - research personnel of one of the following: Morgan Stanley & Co. LLC, Morgan Stanley & Co. International PLC, Morgan Stanley MUFG Securities Co., Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of the Morgan Stanley Research Department. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley Research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author and may differ from or conflict with those of the Morgan Stanley Research or others in the Firm.